Exhibit 99.1

For Immediate Release

Contact:	Greg Hudgison
External Communications Manager
(706) 644-0528
gregoryhudgison@synovus.com

Synovus Bank Assumes Deposits of Sunrise Bank

May 10, 2013, COLUMBUS, Ga. – Synovus Bank, a Georgia-chartered, FDIC insured bank, announced today that it has assumed from the Federal Deposit Insurance Corporation (FDIC) approximately $54 million in total deposits, including all uninsured deposits, of Sunrise Bank, an affiliate of Capitol Bancorp Limited. Sunrise Bank has offices in Valdosta, Atlanta, and Jeffersonville, Georgia.

All three branches of Sunrise Bank will reopen on Monday, May 13, 2013, as temporary branches of the Synovus Bank divisions in the following markets: Atlanta (Bank of North Georgia), Jeffersonville (CB&T of Middle Georgia), and Valdosta (First State Bank and Trust Company). These locations will continue to serve the needs of existing Sunrise customers only until accounts are converted to Synovus Bank systems. At that time, customers will be able to bank with any of Synovus’ existing, locally-branded bank locations in their markets.

Beginning Monday, depositors of Sunrise Bank will automatically become depositors of Synovus Bank. Deposits will continue to be insured by the FDIC up to applicable limits, so there is no need for customers to change their banking relationship to retain their deposit insurance coverage. Customers of Sunrise Bank should continue to use their existing branches until further notice.

“We are confident in our ability to meet the needs of our newest customers by providing continued local service through our existing branches within or near their current markets, combined with our exceptional banking and investment products and services,” said Kessel D. Stelling, Synovus Chairman and CEO. “We welcome Sunrise customers and want them to know we stand ready to help them through this transition.”

Over the weekend, depositors of Sunrise Bank can access their money by writing checks or using ATMs or debit cards. Checks drawn on the bank will continue to be processed, and loan customers should make payments as usual.

Synovus Bank is a Georgia-chartered, FDIC-insured bank. Synovus Bank, together with its affiliates, provides commercial and retail banking, investment, and mortgage services to customers through 29 locally branded divisions, 280 offices, and 400 ATMs in Georgia, Alabama, South Carolina, Florida, and Tennessee. See Synovus Bank on the web at www.synovus.com, and follow us on twitter @synovusbank. Equal Housing Lender.

Bank of North Georgia, a division of Synovus Bank, operates 41 branches in 16 metro Atlanta counties and is dedicated to the local community. This division offers diverse lines of business and personal financial services including Business Banking, Investment Services, and Mortgage Lending. For more information, visit www.bankofnorthgeorgia.com.

CB&T of Middle Georgia is a division of Synovus Bank and operates six branches in Warner Robins, Perry, Fort Valley, and Byron Georgia. This division offers Commercial and Retail Banking, Investment Services, and Mortgage Lending. For more information, visit www.cbtbank.com.

First State Bank and Trust is a division of Synovus Bank which operates four branches in Lowndes County, and as it has for 106 years, remains dedicated to the local community. This division offers diverse lines of business and personal financial services including Business Banking, Investment Services, and Mortgage Lending. For more information, visit www.fsbtc.com.